VIRTUS ETF TRUST II 485BPOS

Exhibit 99.(h)(14)(a)

VIRTUS ETF TRUST II

AMENDMENT TO FEE WAIVER AGREEMENT

This Amendment (the “Amendment”) dated as of the 25th day of November, 2024, to the Fee Waiver Agreement, effective as of November 28, 2023 (the “Fee Waiver Agreement”), is made by Virtus ETF Advisers LLC (the "Adviser"), investment adviser to the Virtus Seix Senior Loan ETF (the "Fund"), a series of Virtus ETF Trust II.

WHEREAS, the Fee Waiver Agreement currently expires on November 28, 2024; and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of the Fund and its shareholders to extend the waiver of a portion of its management fee until November 28, 2025;

NOW, THEREFORE, by execution of this Amendment, intending to be legally bound hereby, the Adviser agrees as follows:

1.              Paragraph 1 of the Fee Waiver Agreement is hereby deleted in its entirety and replaced with the following:

1.              The Adviser hereby agrees to waive a portion of the Fund's management fee equal to 0.01% of the Fund's average daily net assets for a period to commence on November 28, 2023 and continue through November 28, 2025.

2.              Except to the extent amended hereby, the Fee Waiver Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Adviser has caused this Amendment to be executed by a duly authorized officer effective as of the date and year first written above.

VIRTUS ETF ADVISERS LLC

By:	/s/Brinton W. Frith
Brinton W. Frith, President

ACCEPTED BY:

VIRTUS ETF TRUST II, ON BEHALF

OF VIRTUS SEIX SENIOR LOAN ETF

By:	/s/William J. Smalley
William J. Smalley, President